Exhibit 10.2(1)(d)
THIRD AMENDMENT
TO THE
BELO SAVINGS PLAN
(As Amended and Restated Effective August 1, 2004)
     Belo Corp., a Delaware corporation, pursuant to authorization by the Board of Directors, adopts the following amendments to the Belo Savings Plan (the “Plan”), effective as of October 11, 2006.
     1. Section 1.8 of the Plan is amended in its entirety to read as follows:
     “Company Stock” means Series A Common Stock.
     2. The definition of Series B Common Stock set forth in Section 1.30 of the Plan is deleted from the Plan.
     3. Subsection (c) of Section 3.6 of the Plan (“Investment of Contributions”) is amended in its entirety to read as follows:
     Belo Stock Fund. As of October 11, 2006, the Belo Stock Fund will consist only of Series A Common Stock.
     4. Subsection (b) of Section 4.4 of the Plan (“Allocation of Trust Fund Income and Loss”) is amended in its entirety to read as follows:
     Method of Allocation. The share of net income or net loss of the Trust Fund to be credited to, or deducted from, each Account will be the allocable portion of the net income or net loss of the investment fund in which such Account, or any subaccount of such Account, is invested as of each Valuation Date, as determined by the Committee in a uniform and nondiscriminatory manner.
     Executed at Dallas, Texas, this 29th day of September, 2006.

BELO CORP.
By:	/s/ Marian Spitzberg
Marian Spitzberg
Senior Vice President/Human Resources